Exhibit 99.1

For Further Information: Michael W. McCarthy Director — Investor Relations & Corporate Communications Office: (978) 262-2459 michael.mccarthy@brooks.com
Press Release
For Immediate Release
January 28, 2008
Brooks Automation Appoints Martin S. Headley
to the Position of Chief Financial Officer
CHELMSFORD, Mass, January 28, 2008 — Brooks Automation Inc. (NASDAQ: BRKS) today announced the appointment of Martin S. Headley as Executive Vice President and Chief Financial Officer, effective immediately. Mr. Headley will be a key member of the senior leadership team, where he will play a central role in developing and implementing the corporate strategic plan, driving operational efficiencies, improving financial performance, and increasing the pace of profitable growth of Brooks. He will report to Robert J. Lepofsky, President and Chief Executive Officer.
Prior to joining Brooks, Mr. Headley was the Executive Vice President and Chief Financial Officer for Teleflex Inc., a $2.6 billion global producer of specialty engineered products. Earlier he was instrumental in the transformation of Roper Industries, Inc. and the North American arm of McKechnie, plc as Chief Financial Officer of each firm. He began his career at Arthur Andersen & Co. serving clients throughout the world for thirteen years.
In commenting on the appointment, Robert J. Lepofsky stated, “Martin’s prior experience and skills are a perfect match for Brooks. He brings a strong background in the financial management of growth oriented technology companies and an impressive record of achievement and accomplishment. During our discussions, the Board and I have been impressed with his insights, understanding and support of the strategic challenges and business operations of his prior firms. This competency, along with his substantial experience in business planning, capital structures, organization development and the acquisition process will add depth and breadth to the senior leadership team at Brooks.”
Mr. Headley is qualified as a Chartered Accountant in the United Kingdom and a Certified Public Accountant in the United States. He has served on various company boards and is a member of American Institute of Certified Public Accountants.
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com.
08-02
     Brooks Automation, Inc. t 15 Elizabeth Drive t Chelmsford, Massachusetts 01824 t (978)262-2400 t www.brooks.com